Exhibit 99.1

For:  New World Restaurant Group, Golden, Colo.

From: Parness & Associates, Aberdeen, N.J.	For Immediate Release

NEW WORLD REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2003

GOLDEN, Colo. (3/26/04) – New World Restaurant Group, Inc, (Pink Sheets: NWRG.PK) today announced financial results for the fourth quarter and fiscal 2003 year.

Total revenues for the 13 weeks ended December 30, 2003 were $97.1 million, compared to $100.7 million in the comparable quarter of 2002, but represented an increase of $3.9 million over the revenues for the third quarter ended September 30, 2003. The company reported a $7.0 million loss from operations for the fourth quarter of 2003, after including charges of $5.3 million for asset impairments related to its Manhattan Bagel and Chesapeake Bagel Bakery trademarks and $2.3 million for integration and restructuring.  Excluding those items, the company would have generated operating income of $0.6 million for the 2003 period, representing an improvement from operating losses in each of the preceding three quarters that year. In the fourth quarter of 2002, New World had income from operations of $4.5 million, which included a charge of $1.4 million for integration and restructuring.

Commenting on the fourth quarter results, Paul Murphy, New World CEO and acting chairman, said, “As we discussed in the third quarter, we continue to use a 90-day approach to our business. I am extremely pleased with our ability to generate $8.4 million of cash flow from operating activities in the fourth quarter.  This allowed us to pay the interest due on the Indenture on January 2, 2004 with minimal borrowings on our AmSouth revolver.  Although our year-to-year comparisons remain unsatisfactory, we were pleased to see progress against the trailing quarter before the application of special charges. This was underscored by a considerable improvement in adjusted EBITDA to more than 10% of revenues.”

The company reported a net loss for the fourth quarter of 2003 of $12.7 million, or $1.29 per basic and diluted share. The loss for the 2003 period included charges of $2.3 million for integration and restructuring, $5.3 million in asset impairments, as well as other charges and credits with a net effect of $2.5 million. Excluding these items, New World would have recorded a net loss of approximately $2.6 million in the fourth quarter, its lowest quarterly loss before special items in 2003. The company reported a net loss of approximately $3.4 million in the fourth quarter of 2002, which included $1.4 million in integration and restructuring charges. After deducting approximately $7.1 million in dividends and accretion on Series F Preferred Stock, both of which were non-cash charges, the net loss available to common stockholders in the fourth quarter of 2002 was approximately $10.6 million, or $7.38 per share. The company’s equity restructuring, which was completed on September 30, 2003, eliminated the Series F Preferred Stock and its related dividends and accretion on a going forward basis.

With the completion of a debt refinancing in July 2003, net interest expense was reduced to $5.7 million in the fourth quarter, down 43.7% from $10.2 million in 2003’s third quarter and down 31.3% from $8.3 million in the fourth quarter of 2002.

“With the company’s critical equity restructuring and refinancing behind us, we are intently focused on our business and financial performance in 2004,” Mr. Murphy said. “One of the most important events during the fourth quarter was the building of the infrastructure to better support the initiatives of the company and ensure the success of our field operators. We will continue to emphasize the development of processes that engender a high degree of discipline and accountability against the core initiatives of our three-year business plan.”

For the year ended December 30, 2003, total revenues decreased to $383.3 million from $398.7 million in 2002. The company’s loss from operations in 2003 was $11.8 million, compared with a loss of $0.3 million in fiscal 2002. Operating results for 2003 reflected net charges of $2.1 million for integration and reorganization costs, as well as the aforementioned $5.3 million impairment charge. In 2002, New World recorded $4.2 million in net charges for integration and reorganization. Excluding those items in both years, the company would have recorded a $4.4 million operating loss in 2003, compared with a profit of $3.9 million in 2002.

New World’s net loss for 2003 was $67.7 million, compared with a loss of $40.5 million in 2002. In addition to the charges against operating income, the loss for 2003 reflected a one-time, non-cash loss of $23.0 million on the exchange of Series F Preferred Stock in connection with the equity restructuring. In 2002, the company benefited from a $2.5 million gain on investment in debt securities. After including dividends and accretion on Preferred Stock of $14.4 million in 2003 and $27.6 million in 2002, the net loss to common stockholders was $82.1 million, or $21.20 per share, in 2003, and $68.1 million, or $51.81 per share, in 2002.

For the full year, net interest expense declined 20.3% to $34.2 million from $42.9 million in 2002.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, integration/reorganization provisions, impairment charges, and other non-cash or unusual items) reached $9.9 million, or 10.2% of revenues, during the fourth quarter, the highest level for any quarter in 2003. This compared with $12.8 million, or 12.7% of revenues, in the fourth quarter of 2002. Adjusted EBITDA for the full year was $34.7 million, or 9.1% of revenues, compared with $46.4 million, or 11.6% of revenues, in 2002. Including net unusual charges of $2.6 million in the fourth quarter of 2003 and $10.9 million for the full year, EBITDA was $7.4 million and $23.8 million in the respective periods. (See tables at the end of this press release for EBITDA reconciliations.) The company presents this information because it is relevant to the covenants for both the indenture and the AmSouth Revolver.

EBITDA is not intended to represent cash flow from operations in accordance with GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. Rather, EBITDA is a basis upon which to assess financial performance.  While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

Commenting further on the company’s operating results, Mr. Murphy noted that the decreases in total revenues for the fourth quarter and fiscal 2003 year against the corresponding 2002 periods were primarily due to lower comparable store sales in company owned Einstein Bros. and Noah’s units. Retail sales decreased 3.6% to $356.2 million in 2003, representing 92.9% of total revenues, compared to $369.4 million, or 92.7% of total revenues in fiscal 2002. Comparable store sales in Einstein Bros. and Noah’s locations decreased 3.5% during the year, as a 5.1% reduction in transactions was partially offset by a 2.3% increase in average check resulting from a shift in product mix to higher priced items. In the fourth quarter, comparable store sales declined 4.6% from a year earlier.

“The drop in transactions is attributable to increased competitive pressures in the restaurant industry, as well as the growing popularity of low-carbohydrate diets,” Mr. Murphy said. “Our plans to revitalize our restaurant concepts in 2004 and beyond are designed to address issues that have impeded sales growth. We believe that modifications to our menu offerings may provide opportunities to build the average check.

“Working with two prominent consulting firms, we are today addressing our brand position, the look and feel of our restaurant environment, service system and our customers’ in-store experience,” he continued. “We are in the process of designing a new prototype store and, as an interim step, have begun implementing a new menu in one of our concept stores. To date, we are extremely pleased with the feedback and customer acceptance of the initial phase of our new menu, focusing on high quality and fresh flavors.”

Mr. Murphy added: “For 2004, we are dedicated to the revitalization of our franchise brands through the appropriate re-imaging of menus and the store prototype.” He noted that menu revisions are already under way and a new Manhattan Bagel store incorporating most elements of the latest prototype is expected to open in this year’s second quarter.

New World opened six new Einstein Bros.  company-owned neighborhood restaurants during 2003 and intends to unveil an additional four to six locations during 2004. The company continued to expand its licensing program in 2003, adding 15 locations to end the year with 41 units under the Einstein Bros. and Noah’s New York Bagels brands. Working with foodservice operators such as Aramark, Sodexho, AAFES and others, New World intends to continue that expansion by opening from 25 to 50 licensed locations during 2004 at college campuses, airports, hospitals, military bases and other locations.

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands.  As of December 30, 2003, the company’s retail system consisted of 464 company-operated locations, as well as 231 franchised, and 41 licensed locations in 32 states, plus D.C. The company also operates dough production and coffee roasting facilities

Mr. Murphy and New World chief financial officer Rick Dutkiewicz will discuss the company’s financial and operating results for the fourth quarter and fiscal year during a conference call scheduled for 4:15 p.m. (EST) on March 26. To listen to the call, dial 877-445-2570 and give the operator the conference ID number, 6375659. A telephone replay of the call will be available through 5:00 p.m. (EST) on April 9, 2003. To access the replay, call 800-642-1687 and give the conference ID number, 6375659. Investors and media are also invited to listen to a webcast of the call on the company’s website, www.newworldrestaurantgroup.com. The replay of the call will also be archived on the website.

*****

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “would,” “believe” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to the following:  the availability of sufficient capital to the Company and the ability to reach favorable lease terms for the opening of company operated restaurants, our plan to revitalize our concepts are dependent upon various factors including the availability of capital and opportunities to initiate modifications; our ability to build the average check depends, in part, upon market conditions, competition, customer acceptability among other factors,: our ability to develop processes is primarily dependent upon the availability of resources and personnel, the ability of the parties to the licensee development agreements with the Company to execute the openings, and variations in the number and timing of openings of the company operated restaurants.  These and other risks are more fully discussed in the company’s SEC filings

CONTACTS: Media/Investors: Bill Parness, (732) 290-0121, parnespr@optonline.net

(Tables to Follow)

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE-MONTH PERIODS ENDED DECEMBER 30, 2003

AND DECEMBER 31, 2002
AND TWELVE-MONTH PERIODS ENDED DECEMBER 30, 2003 AND DECEMBER 31, 2002

(in thousands, except earnings per share and related share information)

	Three-month Periods Ended (unaudited)		Twelve-month Periods Ended
	December 30, 2003	December 31, 2002	December 30, 2003	December 31, 2002
Revenues:
Retail sales	$89,923	$93,416	$356,225	$369,351
Manufacturing revenues	5,481	5,831	21,457	23,734
Franchise related revenues	1,715	1,481	5,624	5,565
Total revenues	97,119	100,728	383,306	398,650
Cost of sales	79,489	79,673	321,945	321,506
General and administrative expenses	10,246	7,742	37,539	42,640
Depreciation and amortization	6,775	7,386	28,200	30,626
Impairment Charge	5,292	—	5,292	—
Charges and (adjustments) for integration and reorganization cost	2,285	1,445	2,132	4,194
Income (loss) from operations	(6,968)	4,482	(11,802)	(316)
Interest expense, net	(5,726)	(8,336)	(34,184)	(42,883)
Cumulative change in the fair value of derivatives	—	35	993	233
Gain on investment in debt securities	374	—	374	2,537
Loss on exchange of Series F due to Equity Recap	—	—	(23,007)	—
Other income	25	388	730	322
Loss before income taxes	(12,295)	(3,431)	(66,896)	(40,107)
Provision for income taxes	382	—	812	366
Net loss	(12,677)	(3,431)	(67,708)	(40,473)
Dividends and accretion on preferred stock	—	(7,139)	(14,423)	(27,594)
Net loss available to common stockholders	$(12,677)	$(10,570)	$(82,131)	$(68,067)
Net loss per common share – Basic and Diluted	$(1.29)	$(7.38)	$(21.20)	$(51.81)
Weighted average number of common shares outstanding: Basic and Diluted	9,841,828	1,431,719	3,873,284	1,313,760

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 30, 2003 AND DECEMBER 31, 2002

(in thousands, except share information)

	December 30, 2003	December 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$9,575	$9,935
Restricted cash	1,815	770
Franchise and other receivables, net	5,842	5,969
Inventories	4,831	5,005
Prepaid expenses and other current assets	2,650	3,180
Total current assets	24,713	24,859

Restricted cash long-term	3,036	—
Property, plant and equipment, net	67,800	81,254
Trademarks and other intangibles, net	85,431	98,134
Goodwill, net	4,875	4,875
Debt issuance costs and other assets	9,170	1,526
Total Assets	$195,025	$210,648

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,189	$7,650
Accrued expenses	37,871	30,988
Short term debt and current portion of long-term debt	2,105	150,872
Current portion of obligations under capital leases	180	100
Total current liabilities	48,345	189,610

Senior notes and other long-term debt	161,120	11,011
Obligations under capital leases	29	360
Derivative liability	—	2,847
Other liabilities	10,397	10,560
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 and 0 shares authorized; 57,000 and 0 shares issued and outstanding	57,000	—
Total liabilities	276,891	214,388

Mandatorily redeemable, Series F Preferred Stock, $.001 par value, $1,000 per share liquidation value; 0 and 116,000 shares authorized; 0 and 89,698 shares issued and outstanding	—	84,932

Stockholders’ deficit:
Common stock, $.001 par value; 15,000,000 and 2,491,567 shares authorized; 9,841,828 and 847,413 shares issued and outstanding	10	1
Additional Paid-In capital	175,585	86,657
Accumulated deficit	(257,461)	(175,330)
Total stockholders’ deficit	(81,866)	(88,672)
Total Liabilities and Stockholders’ Deficit	$195,025	$210,648

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 30, 2003 AND DECEMBER 31, 2002

(in thousands)

	December 30, 2003	December 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(67,708)	$(40,473)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28,200	30,626
Charges for integration and reorganization	2,132	4,194
Impairment in value of intangible assets	5,292	—
Cumulative change in fair value of derivatives	(993)	(233)
Amortization of debt issuance costs	1,222	1,723
Amortization of debt discount	1,916	8,882
Notes issued as paid in kind for interest on Bridge Loan	395	3,526
Greenlight Interest	1,025	1,784
Standstill and step-up warrants	3,132	—
Stock issued for compensation and consulting	—	117
Gain on sale of fixed assets	(558)	—
Gain on investment in debt securities	(374)	(2,537)
Loss on exchange of Series F Preferred Stock due to Equity Recap	23,007	—
Reduction in Bridge loan due to Equity Recap	(500)	—
Changes in operating assets and liabilities:
Restricted Cash (worker’s compensation insurance and adfund)	(2,397)	—
Franchise and other receivables	127	4,033
Accounts payable and accrued expenses	8,516	(14,272)
Other assets and liabilities	(419)	(4,040)
Net cash provided by (used in) operating activities	2,015	(6,670)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,921)	(5,172)
Proceeds from the sale of assets	558	—
Proceeds from the sale of assets held for sale	—	1,397
Proceeds from investment in debt securities	374	36,711
Net cash provided by (used in) investing activities	(5,989)	32,936
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	7,500	6,000
Repayments of line of credit	(12,500)	—
Proceeds from notes payable	160,000	—
Repayment of notes payable	(141,131)	(37,039)
Debt issuance costs	(8,571)	—
Advanced refunding of NJEDA (restricted cash)	(2,028)	—
Repayment of Advanced refunding of NJEDA (restricted cash)	344	—
Net cash provided by (used in) financing activities	3,614	(31,039)
Net increase (decrease) in cash	(360)	(4,773)
Cash and cash equivalents, beginning of period	9,935	14,708
Cash and cash equivalents, end of period	$9,575	$9,935

SUPPLEMENTAL INFORMATION

Reconciliation of Net Loss to EBITDA

	Three-month Periods Ended		Twelve-month Periods Ended
	December 30, 2003	December 31, 2002	December 30, 2003	December 31, 2002

Net Loss	$(12,677)	$(3,431)	$(67,708)	$(40,473)
Plus :
Provision for income taxes	382	—	812	366
Other Income	(25)	(388)	(730)	(322)
Loss on exchange of Series F due to Equity Recap	—	—	23,007	—
Cumulative change in the fair value of derivatives	—	(35)	(993)	(233)
Gain on investment in debt securities	(374)	—	(374)	(2,537)
Interest expense, net	5,726	8,336	34,184	42,883
Depreciation and Amortization	6,775	7,386	28,200	30,626
Impairment Charge	5,292	—	5,292	—
Charges and (adjustments) for integration and reorganization cost	2,285	1,445	2,132	4,194
EBITDA	$7,384	$13,313	$23,822	$34,504

Reconciliation of EBITDA to Adjusted EBITDA

	Three-month Periods Ended		Twelve-month Periods Ended
	December 30, 2003	December 31, 2002	December 30, 2003	December 31, 2002

EBITDA	$7,384	$13,313	$23,822	$34,504
Plus :
Certain legal, financing and advisory fees	(177)	554	4,536	3,902
Acquisition and integration expenses	1,116	(2,470)	1,888	160
Unauthorized bonuses	—	—	—	2,618
Certain compensation expense	—	(1)	—	984
Certain corporate expenses	(172)	401	691	2,270
Certain other charges	1,795	1,009	3,798	2,008
Adjusted EBITDA	$9,946	$12,806	$34,735	$46,446